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                                                                      Exhibit 23


[COOPERS & LYBRAND L.L.P. LETTERHEAD]



                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Trustee
Bankers Building Land Trust
Rockford, Illinois



We have audited the accompanying balance sheet of Bankers Building Land Trust as of May 31, 1995, and the related statements of operations and retained earnings, and cash flows for each of the two years in the period ended May 31, 1995. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bankers Building Land Trust as of May 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended May 31, 1995, in conformity with generally accepted accounting principles.



Coopers & Lybrand L.L.P.


Rockford, Illinois
June 22, 1995